Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 20, 2013, with respect to the consolidated financial statements and financial statement schedule, included in the Annual Report of XRS Corporation on Form 10-K for the year ended September 30, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of XRS Corporation on Forms S-8 (File Nos. 333-158785, 333-140741, 333-132247, 333-113025, 333-85584, 333-59214, 333-28337 333-03670, 33-94006, 33-89222 and 33-74148) and Forms S-3 (File Nos. 333-158776, 333-145279, 333-132246, 333-113016, 333-111798 and 333-111797).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
December 20, 2013